                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              ASARCO INCORPORATED
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              ASARCO INCORPORATED
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                      [LOGO OF ASARCO APPEARS HERE]

RICHARD DE J. OSBORNE
CHAIRMAN OF THE BOARD

                                                                 March 14, 1994


Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders which will be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York on Wednesday, April 27, 1994, at 2 P.M. We hope you can be with us.

  At the meeting, you will be asked to elect directors and to approve the selection of auditors.

  The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

  It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today.

                                  Sincerely,


                                  /S/ Richard de J. Osborne

   ASARCO INCORPORATED, 180 MAIDEN LANE, NEW YORK, N.Y. 10038 (212) 510-2000

[LOGO]                [LETTERHEAD OF ASARCO APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1994

To the Stockholders:


  The annual meeting of stockholders of ASARCO Incorporated will be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York on Wednesday, April 27, 1994, at 2 P.M. for the following purposes:


  (1) To elect four directors to serve until the 1997 annual meeting of stockholders.


  (2) To act upon a proposal to approve the selection by the Board of Directors, upon recommendation of the Audit Committee, of Coopers & Lybrand as independent auditors for the calendar year 1994.


  (3)  To transact such other business as may properly come before the meeting.


  Stockholders of record at the close of business on March 8, 1994 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw proxies and vote in person if they wish.

                                          By order of the Board of Directors,

                                                         A.B. Kinsolving
                                                                    Secretary

New York, N.Y., March 14, 1994

                            YOUR VOTE IS IMPORTANT
                   Please mark, sign, date and return your proxy.

                                PROXY STATEMENT

  This proxy statement is furnished as part of the solicitation by the Board of Directors of ASARCO Incorporated, 180 Maiden Lane, New York, N.Y. 10038 ("Asarco" or the "Company") of the proxies of all stockholders entitled to vote at the annual meeting to be held on April 27, 1994 and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed, commencing on or about March 16, 1994, to stockholders of record on March 8, 1994. Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

  At the close of business on March 8, 1994, the record date for the meeting, the Company had outstanding and entitled to be voted 41,787,235 shares of Common Stock, without par value. Each share of Common Stock outstanding at the record date will be entitled to one vote. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the meeting shall constitute a quorum. Abstentions or votes withheld are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast is required for the election of directors.

  When a stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plans will be voted by the trustee under the plans in accordance with the instructions contained in the proxy submitted by the beneficial stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                             ELECTION OF DIRECTORS

  At the recommendation of the Company's Organization and Compensation Committee and pursuant to a resolution of the Board of Directors adopted on January 26, 1994, four nominees are proposed for election at the annual meeting. James R. Greene, currently a Class III director, has attained retirement age under the Company's By-Laws and accordingly will not stand for reelection as director. The remaining nine directors will continue to serve in accordance with their previous election. All of the nominees are currently directors. All current directors were elected to their present term of office at a previous annual meeting of stockholders. Norman C. Fussell and Peter R. Rowland are the directors designated by M.I.M. Holdings Limited ("MIM") pursuant to a 1985 agreement, as amended, between MIM and the Company. See discussion of MIM under "Security Ownership of Certain Beneficial Owners."

  The Company's Restated Certificate of Incorporation, as amended, provides that there shall be three classes of directors, as nearly equal in number as possible, each class to be elected for a three-year term. At its meeting held on January 26, 1994, the Board of Directors of the Company fixed the number of directors at thirteen effective April 27, 1994 and nominated James C. Cotting, Norman C. Fussell, E. Gordon Gee and James Wood for election as Class III directors to serve until the 1997 annual meeting of stockholders. All four nominees are currently serving as Class III directors with a term of office expiring in 1994.

  Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the four nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee, unless the Board of Directors adopts a resolution pursuant to the By-Laws reducing the number of directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                   Class III

            (to serve until the 1997 annual meeting of stockholders)

                                                                         DIRECTOR
      FOR DIRECTOR                                                   AGE  SINCE
      ------------                                                   --- --------
James C. Cotting........ Chairman and Chief Executive Officer of      60   1987
                          Navistar International Corporation (truck
                          and engine manufacturer) since April 1987;
                          its Vice Chairman and Chief Financial Of-
                          ficer from September 1983 until March
                          1987, and previously its Executive Vice
                          President, Finance and Planning; director
                          of USG Corporation and The Interlake Cor-
                          poration.

Norman C. Fussell....... Managing Director and Chief Executive Offi-  56   1990
                          cer of M.I.M. Holdings Limited (metals and
                          minerals producer) since December 1990,
                          its Executive General Manager from 1980 to
                          December 1990 and a director since 1980;
                          director of Aberfoyle Limited, Mount Isa
                          Mines (Coal Finance) Limited and Highlands
                          Gold Limited.

E. Gordon Gee........... President of The Ohio State University       50   1989
                          since September 1990; from 1985 until Au-
                          gust 1990, President of the University of
                          Colorado. From 1981 to 1985 Dr. Gee was
                          President of West Virginia University; di-
                          rector of Banc One Corporation and The
                          Limited, Inc.

James Wood.............. Chairman of the Board, President and Chief   64   1989
                          Executive Officer of The Great Atlantic &
                          Pacific Tea Company, Inc. (supermarket
                          chain) since 1980; prior to 1980, Mr. Wood
                          was Chairman of the Board and Chief Execu-
                          tive Officer of The Grand Union Company;
                          director of Schering-Plough Corporation.

                    DIRECTORS WHOSE TERM OF OFFICE CONTINUES

                                    Class II

            (serving until the 1996 annual meeting of stockholders)

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
Willard C. Butcher...... Director of Texaco Inc., Celgene Corpora-    67   1974
                          tion, International Paper Company and
                          Olympia & York Companies (U.S.A.). Mr.
                          Butcher was Chairman of the Executive Com-
                          mittee of The Chase Manhattan Bank, N.A.
                          from November 1, 1990 until October 31,
                          1991 and was Chairman of the Board and
                          Chief Executive Officer of the bank from
                          1981 through October 1990. Mr. Butcher was
                          also Chairman of the Board and Chief Exec-
                          utive Officer of The Chase Manhattan Cor-
                          poration from 1981 through October 1990.

Harry Holiday, Jr....... Director of NBD Bancorp, Inc., Birmingham    70   1981
                          Steel Corporation and Adince, Inc. From
                          April 1982 until January 1986, Mr. Holiday
                          was Chairman of the Board of Armco Inc.
                          (steel products and manufacturing) and its
                          Chief Executive Officer from 1979 until
                          February 1985.

Richard de J. Osborne... Chairman of the Board, Chief Executive Of-   59   1976
                          ficer and President of the Company since
                          December 1, 1985 and President of the Com-
                          pany from 1982; director of The Continen-
                          tal Corporation and Schering-Plough Corpo-
                          ration.

Peter R. Rowland........ Consultant, Feez Ruthning, Brisbane,         62   1987
                          Queensland, Australia (law firm) since De-
                          cember 1986 and previously Partner; direc-
                          tor of M.I.M. Holdings Limited and High-
                          lands Gold Limited.

                                    Class I

            (serving until the 1995 annual meeting of stockholders)

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
David C. Garfield....... Director of Schering-Plough Corporation.     66   1984
                          Mr. Garfield was consultant to Ingersoll-
                          Rand Company (machinery manufacturer) from
                          June 1986 until June 1992. Mr. Garfield
                          was President of Ingersoll-Rand Company
                          from 1981 through May 1986 and previously
                          its Vice Chairman.

James W. Kinnear........ Director of Texaco Inc. and Corning Incor-   65   1990
                          porated and an advisory director of
                          Unilever N.V. and Unilever PLC; President
                          and Chief Executive Officer of Texaco Inc.
                          (crude oil, natural gas and petroleum
                          products) from 1987 to April 1993; previ-
                          ously its Vice Chairman of the Board from
                          1983 to 1987, Executive Vice President
                          from 1978 to 1983, and a director since
                          July 1977.

Francis R. McAllister... Executive Vice President of the Company in   51   1988
                          charge of copper operations since April
                          1993; previously its Chief Financial Offi-
                          cer from April 1982 until April 1993.

Michael T. Nelligan..... President and Chief Executive Officer of     54   1984
                          Don Ward & Co. (specialty trucking) since
                          January 1987; Mr. Nelligan was Chairman of
                          the Board of Ideal Basic Industries, Inc.
                          (cement products) from October 1985 until
                          January 1986, its Chief Executive Officer
                          from July 1983 until January 1986 and its
                          President from 1982 until January 1986.

John D. Ong............. Chairman and Chief Executive Officer of The  60   1991
                          BFGoodrich Company (diversified chemicals
                          and aerospace) since 1979 and its Presi-
                          dent from 1975 to 1984; director of Cooper
                          Industries, Inc., Ameritech Corporation,
                          The Kroger Co. and The Geon Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Set forth below is certain information with respect to those persons who are known to the Company to have been, as of the dates indicated below, the beneficial owners of more than five percent of the Company's Common Stock.

                                                        SHARES OF
                                                      THE COMPANY'S
                                                      COMMON STOCK
                                                      BENEFICIALLY    PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED         CLASS
      ------------------------------------            -------------   ----------
      M.I.M. Holdings Limited........................  10,353,363(a)    24.8%
       410 Ann Street
       Brisbane, Queensland 4000
       Australia

- --------
(a) Based on information provided by M.I.M. Holdings Limited as of January 27, 1994. MIM has sole dispositive and voting power over such shares.

  Under a 1981 Stock Purchase Agreement, MIM has the right to require the Company, under certain conditions, to register 1,000,000 or more of its shares of the Company's Common Stock under the Securities Act of 1933 should MIM wish to sell such shares. Asarco has a right of first refusal, under certain conditions, to purchase up to 4,938,400 shares of Asarco Common Stock owned by MIM, within 90 days of notice of the proposed sale or transfer, should MIM wish to sell or transfer 1,000,000 or more shares in a single transaction, a group of related transactions or pursuant to a program of transactions. The agreement expires on a date designated by either party by twelve months' prior notice ("Expiration Date").

  Under a 1985 agreement, as amended in 1987, MIM has the right to designate two nominees to Asarco's Board so long as MIM owns more than 6,500,000 shares of Asarco Common Stock, adjusted for stock dividends or stock splits, and so long as such ownership constitutes more than 10% of Asarco's Common Stock. Asarco has the right to nominate two persons for election to MIM's Board so long as Asarco's ownership exceeds 241,718,641 MIM shares, which shall be adjusted for stock dividends, stock splits and rights offers. MIM now owns sufficient shares of Asarco Common Stock to have the right to nominate two directors. Asarco now owns sufficient MIM shares to have the right to nominate two directors of MIM but does not currently intend to exercise this right. The Company's current ownership in MIM is approximately 17.2%. In the 1985 agreement, as amended, MIM agreed, subject to certain exceptions, to limit its beneficial ownership of Asarco Common Stock to 33 1/3% of the outstanding shares of Common Stock until the Expiration Date, and Asarco agreed to limit its ownership of MIM shares to 40% for the same period.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors, executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1993.

                                    SHARES OF THE
                                      COMPANY'S    ADDITIONAL
                                    COMMON STOCK  SHARES DEEMED         PERCENT
                                    BENEFICIALLY  BENEFICIALLY            OF
                                      OWNED(A)      OWNED(B)    TOTALS   CLASS
                                    ------------- ------------- ------- -------
Willard C. Butcher.................        800           --         800   (c)
James C. Cotting...................      1,000           --       1,000   (c)
Norman C. Fussell(d)...............        500           --         500   (c)
David C. Garfield..................     10,300           --      10,300   (c)
E. Gordon Gee......................        600           --         600   (c)
James R. Greene....................      2,128           --       2,128   (c)
Harry Holiday, Jr..................        900           --         900   (c)
James W. Kinnear(e)................        800           --         800   (c)
Francis R. McAllister(f)...........     20,223        70,002     90,225   (c)
Michael T. Nelligan................      1,015           --       1,015   (c)
John D. Ong........................        400           --         400   (c)
Richard de J. Osborne(f)(g)........     62,708       193,980    256,688   (c)
Peter R. Rowland(d)(e).............        900           --         900   (c)
James Wood(e)......................      2,600           --       2,600   (c)
George W. Anderson(f)(h)...........     15,884        52,800     68,684   (c)
Augustus B. Kinsolving(f)..........      8,035        39,400     47,435   (c)
Robert J. Muth(f)..................      8,057        24,000     32,057   (c)
Robert M. Novotny(f)...............      6,459        21,500     27,959   (c)
All nominees, directors and
 officers as a group (27
 individuals) (f)..................    166,078       483,432    649,510   1.6

- --------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Consists of shares deemed beneficially owned under regulations of the Securities and Exchange Commission since such shares may be acquired within 60 days after December 31, 1993 through the exercise of options granted under the Company's Stock Incentive Plan or the previous Stock Option Plan.
(c) Less than 0.65%.
(d) Excludes the 10,353,363 shares of Common Stock beneficially owned by MIM. Individual beneficial ownership of such shares is disclaimed.
(e) In addition, Messrs. Kinnear, Rowland and Wood have credited to their account the equivalent of 5,023 shares, 768 shares and 3,144 shares of Common Stock, respectively, in book entry form under the Company's Deferred Fee Plan for Directors. Deferred fees are paid in cash at or following retirement depending on the market value of the shares at that time.
(f) Includes restricted Common Stock awarded under the Company's Stock Incentive Plan to certain of the Company's executive officers, and still held by the Company subject to restrictions, as follows: 23,900 such shares to Mr. Osborne; 7,540 to Mr. McAllister; 5,500 to Mr. Anderson; 4,920 to Mr. Kinsolving; 3,580 to Mr. Muth; 4,060 to Mr. Novotny and 11,220 to other executive officers. Restrictions on such shares lapse in equal installments over five years beginning on their respective grant dates.
(g) Includes 4,545 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.
(h) Includes 717 shares over which Mr. Anderson and his wife share voting and investment power.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

  The compensation of Asarco's executive officers other than those who are also directors is reviewed and established annually by the Organization and Compensation Committee of the Board of Directors. For the two officers who are also directors (Mr. Osborne and Mr. McAllister) the Committee makes compensation recommendations to the Board absent those officers, which establishes their compensation. The Board did not modify or reject in any material way the Committee's recommendations for 1993 compensation. The Committee met a total of four times during 1993. Long-term incentive compensation awards for 1993 to officers and other salaried employees were approved by the Committee (and recommended to the Board with respect to Messrs. Osborne and McAllister) at the Committee's January 1993 meeting. At its April 1993 meeting the Committee approved an increase in salary and long-term incentive compensation awards to Mr. K.R. Morano in connection with his promotion to Vice President and Chief Financial Officer.

  The Company retains an independent compensation consulting organization to advise and assist the Company and the Committee in connection with compensation matters. During 1993 the consulting organization made recommendations to the Committee on base salary, cash incentive and long-term incentive compensation for the Chief Executive Officer and each other Asarco executive position on subjects including target levels for base salary and cash incentive compensation; long-term income targets and recommended distribution of stock option and restricted stock values; and appropriate stock option and restricted stock valuation methods. The consultant also recommended a methodology to implement comparisons of pay versus performance and examination of pay competitiveness. The Committee carefully considered the recommendations and acted within the scope of the recommendations in these areas.

  In January 1993 the Committee retained a second independent compensation consultant to review the procedures and methodology used to determine executive compensation at Asarco. The consultant reported that based on his study the Company's overall compensation program was conservatively competitive, and the process and procedures and individual pay elements followed at Asarco are appropriate and sensitive to individual performance and the Company's relative performance. The consultant recommended that a retrospective review of peer company performance and peer executive pay be undertaken each year, and the Committee implemented that recommendation. The consultant recommended that the Company consider adoption of fixed corporate performance formulas in connection with cash incentive compensation and vesting of shares of restricted stock, with measures to increase upside potential in these awards if performance formulas are satisfied. The Committee decided that the Company's cash incentive compensation program is already fully sensitive to corporate performance and should not be modified in this respect. The Committee is continuing to evaluate whether a formula approach should be added to vesting of shares of restricted stock.

  Asarco's executive officer compensation is composed of base salary and incentive compensation.

  The Company's policy for base salary for executive officers is to establish target compensation levels for each position based on competitive data and the responsibilities and value of each executive position to the Company. The Committee considers compensation information from other companies in the mining and metals industry and comparably sized and both larger and smaller companies in other industries. The Committee then considers individual and corporate performance in establishing salary levels within a competitive range.

  Base salaries for Mr. Osborne, Mr. McAllister and other executive officers were not increased during 1993, except for Mr. K.R. Morano in connection with his promotion.

  Incentive compensation consists of cash incentive compensation awarded annually if justified, and long-term incentive compensation. Long-term incentive compensation combines restricted stock and stock options in tandem with stock appreciation rights and is designed to link the interests of executive officers with those of stockholders by providing an incentive to manage the business as an owner with an equity stake.

  Annual cash incentive payments are determined under the Asarco Incentive Compensation Plan, which is administered by the Organization and Compensation Committee. Approximately 73% of all active salaried employees of the Company are eligible for annual cash incentive compensation payments. A par level of annual incentive compensation is established for each eligible employee based on level of responsibility. Under this plan, awards to employees are increased or decreased from a predetermined par level, based upon performance measured at three levels: individual, operating unit or staff group and Company-wide.

  Incentive compensation for the Company's officers other than Messrs. Osborne and McAllister was established by the Committee after two meetings at which it considered the Company's performance in 1993. Incentive compensation for Messrs. Osborne and McAllister was determined by the Board of Directors upon the recommendation of the Committee, after review by the Board and the Committee at meetings held in November 1993 and January 1994. Based on these reviews the Committee and the Board of Directors concluded that no annual cash incentive payments should be made to the Company's officers including Messrs. Osborne and McAllister based on the Company's 1993 performance.

  In the case of the Chief Executive Officer, the Committee and the Board of Directors evaluated the Chairman's performance in 1993 in the context of the adverse changes which occurred during the first quarter of 1993 in the economic environment in which the Company operates. These changes came about as a result of severe flooding in the Southwestern part of the United States where the Company operates two of its major copper properties, and as a result of a significant decline in revenue caused by a sharp drop in prices for the Company's principal metal products. The Committee and the Board of Directors concluded that the Chairman's performance in defining a strategy and in leading the implementation of a plan to return the Company to profitability and to protect its financial integrity continues to exceed expectations. The Committee recommended, and the Board concurred, that in the light of the Company's results of operations in 1993 and the fact that no incentive compensation was paid to any other officer of the Company, it was appropriate not to make a cash incentive compensation award to the Chairman with respect to 1993.

  In January 1993 the Committee approved awards of stock options with stock appreciation rights and restricted stock to the Company's officers other than Mr. Osborne and Mr. McAllister, and recommended to the Board awards to Mr. Osborne and Mr. McAllister. These awards were made within long-term incentive income targets based upon competitive analysis by the compensation consultant. In making these awards the Committee also considered each officer's performance. The Committee also considered outstanding options and stock appreciation rights and shares of restricted stock. In the case of the Chairman the Committee also considered his performance and responsibility in establishing the Company's strategic goals and directing all elements of its performance.

                                          Willard C. Butcher, Chairman
                                          Harry Holiday, Jr.
                                          James W. Kinnear
                                          Michael T. Nelligan

                               ----------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In the ordinary course of business, the Company, its subsidiaries and its associated company Southern Peru Copper Corporation purchase petroleum based fuel and lubricants and natural gas from several major oil companies and their distributors, including Texaco Inc. Such purchases are made on an arms' length basis at prevailing market prices. In 1993, such purchases from Texaco Inc. amounted to approximately $6.8 million in the aggregate. James W. Kinnear, a member of the Company's Organization and Compensation Committee, was President and Chief Executive Officer of Texaco Inc. until March 31, 1993, when he retired from that position. The other members of the Committee, none of whom have transactions of such nature with Asarco, are Messrs. W.C. Butcher, Chairman; H. Holiday, Jr. and M.T. Nelligan.

EXECUTIVE COMPENSATION

  Set forth below is certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years 1993, 1992 and 1991 of the Company's Chief Executive Officer and the other five most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                     LONG TERM COMPENSATION
                               ANNUAL COMPENSATION           AWARDS
                               ------------------- --------------------------
                                                                   SECURITIES
                                                                   UNDERLYING
                                                                    OPTIONS/
        NAME AND                                     RESTRICTED       SARS       ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY     BONUS   STOCK AWARDS(1)  (SHARES)  COMPENSATION(2)
   ------------------     ---- ------------------- --------------- ---------- ---------------
Richard de J. Osborne...  1993  $725,000 $     --     $260,000       27,000       $8,994
Chairman of the Board,    1992   687,500   125,000     180,625       21,000        6,866
President and Chief       1991   670,853   180,000     169,500       25,000        6,667
Executive Officer

Francis R. McAllister...  1993   389,507       --       78,000       12,000        8,994
Executive Vice President  1992   370,713    41,100      55,250        9,000        6,866
                          1991   361,910    55,100      62,150       10,000        6,667

George W. Anderson(3)...  1993   326,000       --       57,200        8,300        8,994
Executive Vice President  1992   312,500    26,000      42,500        6,500        6,866
                          1991   306,667    34,900      42,375        7,000        6,667

Augustus B. Kinsolving..  1993   264,000       --       41,600        6,500        4,717
Vice President            1992   250,500    26,100      53,125        5,000        1,144
                          1991   244,437    94,200      33,900        6,000        1,111

Robert J. Muth..........  1993   264,000       --       39,000        5,800        8,994
Vice President            1992   253,500    21,800      29,750        4,500        6,866
                          1991   248,917    29,200      25,425        4,700        6,667

Robert M. Novotny.......  1993   258,000       --       41,600        6,500        8,994
Vice President            1992   244,500    26,100      31,875        5,000        6,866
                          1991   238,417    35,100      31,075        6,000        6,667

- --------
(1) Dollar value of 1993 restricted stock awards is shown as of the date of grant. The number and dollar value of shares of restricted stock holdings owned at December 31, 1993 and still held by the Company subject to restrictions are as follows: Mr. Osborne, 23,900 shares/$546,713; Mr. McAllister, 7,540 shares/$172,478; Mr. Anderson, 5,500 shares/$125,813; Mr. Kinsolving, 4,920 shares/$112,545; Mr. Muth, 3,580 shares/$81,893 and Mr. Novotny, 4,060 shares/$92,873. Restrictions on such shares lapse in equal installments over five years beginning with the grant dates which were in June 1989, April 1990 and in January of 1991, 1992 and 1993. Dividends paid on the shares of restricted stock are not subject to restrictions.
(2) Amounts shown reflect matching contributions made by the Company for the named individuals under the Company's Savings Plan. The Plan is a qualified defined contribution profit sharing plan available generally to all United States salaried employees with one year of service with the Company. These amounts are immediately vested and may be withdrawn subject to certain restrictions, penalties and suspension periods.
(3) Retired as an officer effective December 14, 1993 and as an employee effective January 31, 1994.

OPTION GRANTS

  Set forth below is further information on grants of stock options and related stock appreciation rights ("SARs") under the Company's Stock Incentive Plan for the period January 1, 1993 to December 31, 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          GRANT
                                       INDIVIDUAL GRANTS                  VALUE
                        ----------------------------------------------- ----------
                         NUMBER OF    % OF TOTAL
                         SECURITIES  OPTIONS/SARS
                         UNDERLYING   GRANTED TO   EXERCISE             GRANT DATE
                        OPTIONS/SARS EMPLOYEES IN  OR BASE   EXPIRATION  PRESENT
NAME                     GRANTED(1)  FISCAL YEAR  PRICE $/SH    DATE     VALUE(2)
- ----                    ------------ ------------ ---------- ---------- ----------
Richard de J. Osborne      27,000        14.5%     $26.125    1/27/03    $175,395
Francis R. McAllister      12,000         6.4%     $26.125    1/27/03      77,953
George W. Anderson          8,300         4.5%     $26.125    1/27/03      53,918
Augustus B. Kinsolving      6,500         3.5%     $26.125    1/27/03      42,225
Robert J. Muth              5,800         3.1%     $26.125    1/27/03      37,677
Robert M. Novotny           6,500         3.5%     $26.125    1/27/03      42,225

- --------
(1) The options and SARs were awarded under the Company's 1990 stockholder-approved Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. SARs are granted in tandem with options, therefore the exercise of one cancels the other. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price.
(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: expected volatility of 26.19% based on actual monthly volatility for the preceding five years, risk-free rate of return of 5.68% based on the yield of the five year U.S. treasury notes as of the grant date, annual dividend rate of $0.71 per share based on average dividends paid per share over the preceding ten years, and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Set forth below is information concerning stock option and SAR exercises by named executive officers during 1993, including the aggregate value of gains on the date of exercise, the number of shares covered by exercisable options and the value of "in-the-money" options as of December 31, 1993. All outstanding options were exercisable at December 31, 1993.

                 AGGREGATED OPTION/SAR EXERCISES IN 1993 AND
                      DECEMBER 31, 1993 OPTION/SAR VALUES

                                                        NUMBER OF         VALUE OF
                                                  SECURITIES UNDERLYING UNEXERCISED
                                                       UNEXERCISED      IN-THE-MONEY
                                                  OPTIONS/SARS AT YEAR  OPTIONS/SARS
                         SHARES ACQUIRED  VALUE     END EXERCISABLE/      AT YEAR
          NAME             ON EXERCISE   REALIZED   UNEXERCISABLE (1)      END(2)
          ----           --------------- -------- --------------------- ------------
Richard de J. Osborne...      1,099(3)   $30,925         193,980          $55,679
Francis R. McAllister...        --           --           70,002           12,287
George W. Anderson......        --           --           52,800            3,672
Augustus B. Kinsolving..        --           --           39,400            3,516
Robert J. Muth..........        --           --           24,000               --
Robert M. Novotny.......        --           --           21,500               --

- --------
(1) The above officers held no unexercisable options or SARs at December 31, 1993.
(2) Based on the New York Stock Exchange--Composite Transactions price for the Company's Common Stock of $22 7/8 on December 31, 1993.
(3) SARs were exercised 50% for stock and 50% for cash; net share acquisition was 549 shares.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Metals Miscellaneous Group Index for the five year period 1988 to 1993.

  In 1985 the Company established a strategic plan to reduce costs and to change the Company from a predominantly custom smelting and refining company to an integrated producer of copper and lead. From 1985 through 1993, the Company implemented cost reduction programs and spent over $900 million to acquire new ore reserves and to expand and modernize its mining, smelting and refining operations in order to achieve this objective. In 1987 the Company reported profits for the first time since 1983. The Company also resumed its dividend, which had been suspended in 1985 and 1986, at a level of $.10 per share in the fourth quarter of 1987. The dividend was increased to $.20 per share in the second quarter of 1988, to $.30 per share in the first quarter of 1989, and to $.40 per share in the second quarter of 1989.

  By 1992, the Company had, in line with its objective of becoming an integrated producer of copper and lead, increased its mine production of copper concentrates to 100% of its smelter requirements as compared to 25% in 1985 and its mine production of lead concentrates for its Missouri lead operations to 80% of its requirements as compared to 5% in 1985.

  In order to achieve these objectives, the Company increased capital spending to $157 million in 1989, $237 million in 1990 and $283 million in 1991. In 1992, as this program was completed, capital expenditures was reduced to $135 million. In 1993, as the Company completed its copper smelter modernization and expansion program at El Paso, Texas, capital spending was further reduced to $112 million.

  Despite the beneficial effects which are expected to result from these expansion and modernization programs, the Company's earnings have been adversely affected by higher interest costs and operating costs associated with starting up certain of these new facilities, by heavy rains and flooding at two of its copper mines in Arizona in late 1992 and early 1993 and by a substantial decline in prices for the Company's principal metal products, copper, lead and zinc. In response to these events in 1992 and 1993, the Company began a new program in 1993 to lower spending and increase productivity at all of its operations. The Company also began the sale of non-core assets and closure of operations which did not meet the Company's profit expectations. In response to lower earnings, the Company reduced its dividend to $.20 per share in the first quarter of 1992 and to $.10 per share in the second quarter of 1993.


                         [GRAPH APPEARS HERE]

                 COMPARISON OF FIVE YEAR CUMULATIVE RETURN (1)
   ASARCO INCORPORATED, S&P 500 INDEX, AND S&P METALS MISC. GROUP INDEX (2)


                                                           S&P
                                                        METALS MISC.
                         ASARCO          S&P 500          GROUP
                        ---------       ---------       ---------
Measurement PT -
12/31/88                $100            $100            $100

FYE 12/31/89            $114.77         $131.69         $115.09
FYE 12/31/90            $110.83         $127.60         $109.32
FYE 12/31/91            $ 92.85         $166.47         $123.35
FYE 12/31/92            $112.11         $179.15         $132.34
FYE 12/31/93            $104.98         $197.21         $147.43

(1) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
(2) ASSUMES $100 INVESTED ON 12/31/88 IN ASARCO COMMON STOCK, S&P 500 INDEX, & S&P METALS GROUP INDEX

  The preceding chart analyzes Asarco's stock performance over the five year period commencing December 31, 1988. For the first two years of this period, through December 31, 1990, the total return on Asarco's stock was 10.8% compared to that of the S&P Metals group, which was 9.3% and the S&P 500, which was 27.6%. In the following two years of this period, through December 31, 1992, the total return on Asarco's stock declined to 1.2% compared to the total return of the S&P Metals group, which was 21.1% and the S&P 500, which was 40.0%. Nevertheless, the total return for Asarco's stock for the one year period ended December 31, 1992 improved to 20.7%, compared to the total return for the S&P Metals Group, which was 7.3% and the S&P 500, which was 7.6%. During 1993, Asarco's stock performance declined to a negative 6.4% for the one year period ending December 31, 1993, compared to the total return for the S&P Metals group of 11.4% and for the S&P 500 of 10.1%. The total return on Asarco's stock over the five year period has remained positive.

RETIREMENT PLANS

  The following table shows the estimated amount of annual retirement income (calculated as a single life annuity benefit) payable to employees for life, commencing at normal retirement at age 65 in 1994, under the Company's qualified Retirement Benefit Plan for Salaried Employees ("Plan"), covering substantially all salaried employees, a prior plan of the Company and a supplemental retirement benefit plan (the "Supplemental Plan"). Benefits are calculated using a final average earnings formula (i.e. average of the highest consecutive 60 months of the last 120 months of compensation received "Average Final Compensation"), minus a Social Security offset. The Supplemental Plan is a non-qualified supplemental retirement benefit plan under which any benefits not payable from Plan assets by reason of the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") and the loss due to the deferrals of salaries made under the Company's Deferred Income Benefit System are paid from the Company's general corporate funds. The table assumes Social Security benefit levels as in effect on January 1, 1994.

                               PENSION PLAN TABLE

                            APPROXIMATE ANNUAL RETIREMENT BENEFITS
                    ------------------------------------------------------
     AVERAGE         15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
FINAL COMPENSATION  OF SERVICE OF SERVICE OF SERVICE OF SERVICE OF SERVICE
- ------------------  ---------- ---------- ---------- ---------- ----------
    $ 400,000        $ 87,811   $117,082   $146,352   $175,622   $204,893
      500,000         110,311    147,082    183,852    220,622    257,393
      600,000         132,811    177,082    221,352    265,622    309,893
      700,000         155,311    207,082    258,852    310,622    362,393
      800,000         177,811    237,082    296,352    355,622    414,893
      900,000         200,311    267,082    333,852    400,622    467,393
    1,000,000         222,811    297,082    371,352    445,622    519,893

  As of January 31, 1994, the following officers had completed the number of years of service indicated opposite their names: Richard de J. Osborne, 19 years; Francis R. McAllister, 27 years; George W. Anderson, who retired as of such date, 37 years; Augustus B. Kinsolving, 19 years; Robert J. Muth, 25 years and Robert M. Novotny, 5 years. Under the Plan and Supplemental Plan, the amounts of covered compensation of such persons for calendar year 1993 were Richard de J. Osborne, $850,000, Francis R. McAllister, $421,100, George W. Anderson, $352,000, Augustus B. Kinsolving, $290,100, Robert J. Muth, $285,800, and Robert M. Novotny, $284,100 and consisted of basic salary and bonuses in the year received as shown in the Summary Compensation Table and in prior proxy statements.

  Messrs. R. de J. Osborne, A.B. Kinsolving, R.J. Muth and R. M. Novotny are eligible to receive additional benefits, not included in the amounts shown in the table, under the Company's supplemental plan for designated officers hired in mid-career (the "Mid-Career Plan"). The Mid-Career Plan provides supplemental retirement benefits out of the general funds of the Company for officers holding the rank of Vice President or higher who are determined by the Organization and Compensation Committee to have had prior business or professional experience valuable to the Company and relevant to the positions for which they were employed by the Company, and who at retirement or termination of employment with the consent of the Company will have been with the Company as a Vice President or higher for 10 years or more. The Mid-Career Plan provides for annual benefits equal to 55% of the Average Final Compensation, which amount is reduced by any benefits payable by the Company or any other employer under any other pension plan not attributable to the employee's contributions, and by all Social Security benefits payable at the time of retirement or early termination. All benefits under the Mid-Career Plan are forfeited by a participant who prior to attaining age 65 terminates employment with the Company without its consent.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements which provide for severance payments in certain events to Messrs. Osborne, McAllister, Kinsolving, Muth and Novotny and seven other key executive officers. The employment agreements are for a term of one year, renewable automatically on a year-to-year basis unless terminated by the Company at least 60 days prior to the anniversary date, except that they continue in effect for not less than three years following occurrence of a change in control of the Company. If, as a result of a change in control, the executive's employment is terminated, his responsibilities are materially reduced, or his salary, bonus or benefits are adversely affected, the executive is entitled to receive from the Company as severance pay one lump-sum payment equal to the total of three times such executive's average annual base salary and incentive compensation payments received for the higher of the three or five years immediately preceding the date of termination or the change in control, and the annual cost to the Company of all the benefits such executive is entitled to receive immediately preceding the date of termination. Upon termination by the Company after a change in control, under the agreements each executive is also entitled to payment from the Company of the value of such executive's stock options. The amount of the severance payment from the Company will also include an amount necessary to reimburse each executive for any excise taxes imposed by the Code in respect of such payments. The employment agreements also provide that following the occurrence of a potential change in control of the Company each executive officer will remain in the employ of the Company for 180 days. Under the agreements, change in control as to an executive shall not be deemed to have occurred if the event first giving rise to the change in control involves a publicly-announced transaction or publicly-announced proposed transaction which at the time of the announcement has not been previously approved by the Company's Board of Directors and the executive is part of a purchasing group proposing the transaction. Also, there is deemed to be no change of control as to an executive if the executive is part of a purchasing group which consummates a change in control transaction.

CERTAIN TRANSACTIONS

  During 1993, the Company, its subsidiaries and its associated company Southern Peru Copper Corporation ("Southern Peru") engaged in transactions in the ordinary course of their business with companies having an officer serving as a director of the Company. Transactions comparable to the following occurred prior to 1993, and similar transactions will occur during 1994. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties.

  Regarding transactions with Texaco Inc. in the ordinary course of business, see above under "Compensation Committee Interlocks and Insider Participation."

  During 1993, the Company sold metal products and services to and purchased furnace parts from subsidiaries of MIM, for an aggregate price of approximately $2.8 million. Norman C. Fussell is Managing Director and Chief Executive Officer of MIM.

  During 1993, Southern Peru and subsidiaries of the Company purchased products from and sold services to The BFGoodrich Company, of which John D. Ong is Chairman and Chief Executive Officer, and its subsidiaries for an aggregate price of approximately $7.1 million.

ADDITIONAL INFORMATION

  The functions of the Organization and Compensation Committee of the Board of Directors (composed of Messrs. Willard C. Butcher, Chairman, Harry Holiday, Jr., James W. Kinnear and Michael T. Nelligan) include making recommendations to the Board with respect to nomination and tenure policy for directors and election of and title changes for all corporate executive officers. The Committee considers recommendations for nominees to the Board of Directors from all sources. Such recommendations should be sent in writing to the Secretary of the Company. The Company's By-Laws define notice procedures to be followed by stockholders seeking to nominate directors for election. Under the By-laws, a stockholder seeking to nominate a director for election by shareholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations for the Company's 1995 annual meeting of stockholders must be received by January 27, 1995.

  The Pension Advisory Committee of the Board of Directors (composed of Messrs. David C. Garfield, Chairman, E. Gordon Gee, James R. Greene, Michael T. Nelligan, John D. Ong and James Wood) reviews pension fund and savings plan matters affecting directors, officers and employees of the Company and makes recommendations on such matters to the Board of Directors. The Committee met two times during 1993.

  The Board of Directors met nine times during 1993. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which they served, except Peter
R. Rowland, who attended 67%, Willard C. Butcher, who attended 69% and James Wood, who attended 71%.

  Directors who are not officers or employees of the Company were paid in 1993 a basic fee of $22,000 plus $1,100 for attendance at each meeting of the Board or of any Committee of the Board on which they served. The Company has a stock award plan for non-employee directors providing for the award of 200 shares of Asarco Common Stock per annum payable following each annual meeting to non-employee directors who continue to serve or who are elected or reelected at such meeting, or payable to non-employee directors who are first elected between annual meetings or at a special meeting. The plan also allows incumbent directors to forego their award for any year by giving irrevocable notice prior to the start of such year or, in the case of new directors, by notice before their election.

  Directors may defer payment of fees payable for serving on the Board or a Committee under the Deferred Fee Plan for Directors. Deferred compensation will be credited with interest compounded quarterly at a floating rate equal to the prime rate charged by The Chase Manhattan Bank, N.A. from the date on which it would normally have been paid until payment or credited with a bookkeeping entry in shares of Asarco Common Stock. In the case of cash or stock deferrals, the value of a participant's deferred compensation is payable, at the participant's election, in cash in a lump sum, or in annual installments commencing on January 15 of any year subsequent to the fourth year following the year in which such fees were earned. In any case, payment of the deferred compensation will commence on January 15 of the year following termination of services as a director. In the event of a participant's death, the value of the participant's account is paid in a lump sum on the first January or July 15 following the participant's death unless the participant had elected to continue the schedule for payment of benefits previously elected.

  The Retirement Plan for Non-Employee Directors is a pension plan for directors who do not participate in other retirement plans of the Company and its subsidiaries and have at least five years of service as a director of the Company. Benefits are payable out of the general funds of the Company and are calculated at the time of retirement from the Board as a percentage of the annual retainer paid to the director. Annual benefits equal 50% of the annual retainer for directors with at least five years of service as Asarco directors and are thereafter increased by 10% of such annual retainer for each additional year of service preceding retirement, until they reach a maximum of 100%. Under Asarco's current By-Laws a director is not eligible to serve on the Board beyond the annual meeting of stockholders next following the director's 72nd birthday. Benefits are not payable after the death of a director.

                 PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

  Upon recommendation of its Audit Committee, the Board of Directors has selected Coopers & Lybrand to serve as independent auditors for the Company for the calendar year 1994, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of Coopers & Lybrand at the annual meeting. Coopers & Lybrand and its predecessors have served as the Company's auditors continuously since 1935. Coopers & Lybrand have advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

  The Audit Committee consists of Messrs. James R. Greene, Chairman, James C. Cotting, David C. Garfield, E. Gordon Gee, Harry Holiday, Jr. and James W. Kinnear. Three meetings were held in 1993. The functions of the Committee include recommending the engagement of independent auditors, reviewing the fees, scope and timing of their audit and their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

  A representative of Coopers & Lybrand will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company at its principal executive offices (180 Maiden Lane, New York, N.Y. 10038) by November 16, 1994 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                               OTHER INFORMATION

  The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote said proxy in accordance with their judgment on such matters.

  A transcript of the proceedings of the 1993 annual meeting of stockholders will be available after June 1, 1994 to any stockholder upon request to the Secretary, specifying a proper purpose for the request, and upon payment of $10.00 to cover the cost of postage and reproduction.

  Asarco has adopted a confidential voting policy regarding shareholder votes at Company shareholder meetings. Under the policy, shareholders' votes are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board which identifies the vote of a specific shareholder will be treated in accordance with this policy unless the shareholder elects not to have such vote kept confidential. In the event of a contested solicitation, if the Company and the opposing party can agree in writing on mutually acceptable confidentiality procedures which would apply to each party's solicitation, the Company agrees to be bound by the confidentiality procedures set forth in such agreement. If the parties do not agree on mutually acceptable confidentiality procedures, the Company's policy on confidential voting shall not apply to the solicitation.

  The Asarco confidential voting policy shall not operate to impair free and voluntary communication between Asarco and its shareholders, including voluntary disclosure by shareholders of the nature of their votes.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. Morrow & Co., Inc. and Georgeson & Co. have been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $10,000 each, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                          ASARCO Incorporated



                                          A.B. Kinsolving, Secretary

New York, N.Y., March 14, 1994

Presented is a comparison of the performance of ASARCO Incorporated's Common Stock for the last five years to that of the S & P 500 Index and the S & P Metals Misc. Group Index, all as described in narrative form on page 15 of the Proxy Statement.

ASARCO INCORPORATED       P R O X Y      PROXY SOLICITED BY BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 1994

        The undersigned hereby appoints RICHARD DE J. OSBORNE, FRANCIS R. McALLISTER and AUGUSTUS B. KINSOLVING, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of ASARCO Incorporated, to be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York at 2 P.M., on Wednesday, April 27, 1994, and at any adjournments thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

        Classified Board Election: For the nominees listed on the reverse hereof, or such other person or persons, if any, as may be chosen to replace unavailable nominees.

        PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                  (Continued on the other side.)

The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instructions given, such shares will be voted FOR all nominees for election as directors and FOR Proposal No. 2. If you do not wish your shares voted FOR a particular nominee, mark the Exception box and enter the name(s) of the exception(s) in the space provided.

Class III Director Nominees: James C. Cotting, Norman C. Fussell, E. Gordon Gee and James Wood.

- --------------------------------------------------------------------------------
 Directors recommend a vote "For"
- --------------------------------------------------------------------------------

(1) Classified board election:

* Exception(s): .............................................................

    [_] FOR                 [_] WITHHOLD               [_] EXCEPTION*

- --------------------------------------------------------------------------------
 Directors recommend a vote "For"
- --------------------------------------------------------------------------------

(2) Selection of Coopers & Lybrand as independent auditors for 1994.

    [_] FOR                 [_] AGAINST                  [_] ABSTAIN




(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    Mark here to elect NOT to have your vote kept confidential

                        [_]


Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.



                               PROXY DEPARTMENT
                               New York, N.Y.  10203-0467



                                       DATED                         ,1994
                                            -------------------------

                                       SIGNED
                                             -----------------------------

                                             -----------------------------

                                       Votes must be indicated (X) in
                                       Black or Blue as in this example.    [X]

                              ASARCO INCORPORATED
                                180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                                   April 7, 1994

To the Stockholders of
  ASARCO Incorporated

                                   A REMINDER

  We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on April 27, 1994.

  According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

  A Proxy and return envelope are enclosed for your use.

  Thank you for your cooperation.

                               Very truly yours,

                                                A.B. Kinsolving
                                                  Secretary

                              PLEASE ACT PROMPTLY